Exhibit 99.1

VIASPACE ACQUIRES ADDED STAKE IN INFRARED SENSOR COMPANY

PASADENA, CA — December 11, 2006—VIASPACE Inc. (OTCBB: VSPC), announced today that it had acquired an additional equity ownership in QWIP Systems Inc. (QWIP Systems), a developer of Quantum Well Infrared Photo Detectors (QWIP). QWIP sensors are similar to the electronic sensors in digital cameras and camcorders, except they detect heat emissions rather than light. QWIP sensors are used in military and security applications because they can see in total darkness. Long wavelength infrared sensors are used for surveillance— a person or vehicle can be detected in total darkness from distances of many miles. Defense applications include missile and aircraft tracking, night vision, tank warfare and surveillance.

The QWIP technology being pursued by QWIP Systems was originally developed at the NASA Jet Propulsion Laboratory (JPL) with funding from US Missile Defense Agency, NASA and the Defense Advanced Research Projects Agency. The QWIP technology was licensed from Caltech which manages JPL for NASA.

QWIP Systems completed an amalgamation agreement on December 1, 2006, with Cantronic Systems Inc. (Cantronics), a publicly traded company on the Canadian TSX Venture exchange with the symbol CTS. Under the amalgamation agreement, the Company’s shares in QWIP Systems will convert into shares of Cantronics.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.